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                    U. S. SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                    Form 8-K

                                 CURRENT REPORT
                       PURSUANT TO SECTION 13 OR 15(d) OF
                       THE SECURITIES EXCHANGE ACT OF 1934


Date of Report (Date of earliest event reported): June 19, 1998


                                 MODACAD, INC.
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        (Exact name of small business issuer as specified in its charter)


          California                    33-31166                 95-4145930
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(State or other jurisdiction of        (Commission             (IRS Employer
incorporation or organization)          File Number)         Identification No.)



    3861 Sepulveda Blvd., Culver City                            90230
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(Address of principal executive offices)                      (Zip Code)


Registrant's telephone number, including area code            (310) 751-2100
                                                        ------------------------

                               Not Applicable
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          (Former name or former address, if changed since last report)

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Item 5.  Other Events

On June 19, 1998, ModaCAD, Inc. ("ModaCAD") has entered into an agreement with Cendant Software Corporation, a subsidiary of Cendant Corporation, to publish retail-based fashion software. This innovative software is based upon ModaCAD's previously announced e-commerce fashion solution, which is being co-developed with Intel Corporation. The Sierra Home division of Sierra On-Line, Inc. -- a Cendant subsidiary -- will manage the publication and distribution of these software titles. Additionally, Sierra Home has agreed to act as ModaCAD's product fulfillment partner for alternative distribution channels. Specific program functionality, alternative distribution details and complete pricing information have not been disclosed.

ModaCAD  and  Sierra  Home have  agreed  to  jointly  publish  a 3D  interactive
e-commerce shopping program. Through the use of advanced Internet push technology, multimedia enhancements and peer-to-peer communication capabilities, fashion lifestyle titles are designed to deliver a rich personalized shopping experience. The first fashion lifestyle solution that Sierra Home will distribute is focused on young female consumers between the ages of 15 - 28.

Joyce Freedman, ModaCAD's chief executive officer said, "We are thrilled to be announcing this relationship with Sierra Home. This partnership has strategic implications that will add significant value to both companies for years to come. This agreement with Cendant, as well as our relationship with Sierra Home, signifies a major step towards our goal of developing a complete product line of e-commerce fashion titles as well as other applications that are intended to service the broader e-commerce market."

According to Ron Stevens, Sierra Home's vice president and general manager, "ModaCAD and Sierra Home share synergistic goals in introducing visually compelling software not only into traditional retail channels, but also into emerging Internet-based channels specifically related to e-commerce. We are strongly dedicated to expanding our presence within the e-commerce marketplace and based upon ModaCAD's unique visualization technology, we are confident that our consumers will greatly benefit from this alliance."

As ModaCAD's product fulfillment arm, Sierra Home will be responsible for distribution to all users of the fashion software. Sierra will also assume the responsibilities of technical support and customer service.

Maurizio Vecchione, president and chief operating officer of ModaCAD went on to say, "The Sierra brand symbolizes quality and years of expertise in developing and distributing home productivity software. This endorsement will be extremely valuable as we prepare to release our first fashion program this year. Sierra has one of the best reputations in providing product fulfillment, technical support and customer service to consumers which are essential ingredients to ensuring customer satisfaction. We could not have picked a better partner for this initiative." Sierra On-Line(R), Inc is part of Cendant Software, one of the largest PC consumer software groups in the world, and a leader in entertainment and educational software. Cendant Software consolidates the sales, manufacturing, finance, accounting and management of Cendant Corporation's software divisions, including Sierra On-Line(R) Inc., Knowledge Adventure(R), Davidson & Associates, Inc. and Blizzard Entertainment(R). Cendant Corporation is the result of the December 1997 merger between CUC International and HFS Incorporated, creating a business and consumer services company focused on real estate, travel and membership.

ModaCAD is rapidly becoming a premier developer and supplier of digital content management technology enabling advanced product visualization for electronic commerce. For the past 10 years it has leveraged its core, patented rendering technology into a variety of electronic merchandising products primarily targeted at the home design, home furnishings, apparel and industrial design industries.

This news release contains forward-looking statements including statements regarding the timing and composition of revenues, future operating results and the timing of product introductions, among others. Except for historical information, the matters discussed in this report are forward-looking statements that are subject to certain risks and uncertainties that could cause the actual results to differ materially from those projected. Factors that could cause actual results to differ materially include the following: (i) the timely completion of the development of the Company's software products, including ModaCAD's e-commerce and consumer software and enhanced or updated versions of the Company's electronic merchandising and CAD software products; (ii) unforeseen technical or other obstacles in the development or production of such software; (iii) acceptance of ModaCAD's e-commerce and consumer software by the publisher/distributors of such software and the release and marketing plans of the publisher/distributor; (iv) customer acceptance of ModaCAD's e-commerce and consumer software products and updated or revised versions of the Company's electronic merchandising and CAD software products; (v) the Company and its publisher/distributor's ability to produce its products on a cost-effective and timely basis; and (vi) factors not directly related to the Company, such as competitive pressures on pricing, market conditions in general, competition, technological progression, product obsolescence and the changing needs of potential customers as well as the software, textile, apparel, home furnishings and home design industries in general.

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                                    SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.


                                                ModaCAD, INC.


Date: July 2, 1998                              By:   /s/  LEE FREEDMAN
                                                     ---------------------------
                                                     Lee Freedman
                                                     Vice President, Finance and
                                                     Chief Financial Officer